SUBLEASE AGREEMENT

    THIS SUBLEASE AGREEMENT (the “Sublease”) is made as of the 27th day of July, 2021, by and between Agios Pharmaceuticals, Inc., a Delaware corporation (“Sublandlord”) and Prime Medicine, Inc., a Delaware corporation (“Subtenant”).

RECITALS:

    WHEREAS, Thirty-Eight Sidney Street Limited LLC, a Delaware limited liability company, as landlord (“Landlord”), and Sublandlord, as tenant, are parties to that certain lease agreement dated April 11, 2019 (the “Prime Lease”) pursuant to which Landlord has leased to Sublandlord certain premises containing approximately 12,995 rentable square feet of space (the “Premises”) on the third (3rd) floor of the building more commonly known as 38 Sidney Street, Cambridge, Massachusetts (the “Building”). A redacted copy of the Prime Lease is attached hereto as Exhibit A.

    WHEREAS, Sublandlord desires to sublease to Subtenant and Subtenant desires to sublease from Sublandlord the Premises in accordance with the provisions of this Sublease.

    NOW THEREFORE, in consideration of the premises, the rents, and the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Sublease of Premises. Sublandlord does hereby sublease to Subtenant, and Subtenant does hereby sublease from Sublandlord, for the Term (as hereinafter defined) and upon the conditions hereafter provided, the Premises, as depicted on Exhibit B-1 to the Prime Lease located in the Building. The Building is a part of the University Park at MIT as depicted on Exhibit B-2 to the Prime Lease. The Premises being sublet to Subtenant by Sublandlord under this Sublease are the same premises being leased by Sublandlord from Landlord under the Prime Lease.

2.Term. The Term of this Sublease shall commence on the later of (i) August 1, 2021 and (ii) the full execution and delivery of Landlord’s consent to this Sublease (the “Commencement Date”) and shall expire on December 31, 2024 (the “Term”), unless otherwise terminated as hereinafter provided. Subtenant will have access to the Premises on the date which is fifteen (15) days prior to the Commencement Date for the purpose of installation of fixtures, telecommunications and other items as it relates to getting the Premises ready for occupancy only. Prior to such access, Subtenant shall deliver evidence of insurance as required by this Sublease. All provisions of this Sublease shall apply during such period of early access except the obligation to pay Base Monthly Rent and Additional Rent. No delay in Subtenant completing its installation work will delay the Commencement Date.

3.Rent.

        a.    Beginning on the Commencement Date (the “Rent Commencement Date”), Subtenant shall pay to Sublandlord, in lawful money of the United States, base annual rent (the “Base Rent”) during the first year of the Term in the amount of One Million One Hundred Four Thousand Five Hundred Seventy Five and 00/100 Dollars ($1,104,575.00),

payable in equal monthly installments of Ninety Two Thousand Forty Seven and 92/100 ($92,047.92) which are payable on the first (1st) day of each calendar month during the Term, without notice or demand and without abatement, set-off or deduction (except that Subtenant shall pay the first monthly installment on the execution hereof), which Base Rent shall be adjusted on each anniversary of the Commencement Date (unless the Commencement Date is other than the first day of a month, in which event the Base Annual Rent shall be adjusted on the anniversary of the first day of the calendar month following the Commencement Date) as follows:

    Period        Base Annual Rent         Base Monthly Rent

Aug. 1, 2021 – July 31, 2022    $ 1,104,575.00        $ 92,047.92
Aug. 1, 2022 – July 31, 2023    $ 1,137,712.25        $ 94,809.35
Aug. 1, 2023 – July 31, 2024    $ 1,171,843.62        $ 97,653.63
Aug. 1, 2024 – Dec. 31, 2024*    $ 1,206,998.93        $ 100,583.24
*partial sublease year

        b.    Subtenant shall also be responsible for any and all charges, fees or expenses payable under the Prime Lease that are attributable to Subtenant’s use or occupancy of the Premises, including: (i) Subtenant’s Proportionate Share (as hereinafter defined) of the increase in Real Estate Taxes (as such term is defined in Section 3.2(b) of the Prime Lease) incurred with respect to the current year over and above the amount of Real Estate Taxes incurred with respect to the Base Year (as hereinafter defined); (ii) Subtenant’s Proportionate Share of the increase in Operating Expenses (as such term is defined in Section 3.3(b) of the Prime Lease) incurred with respect to the current year over and above the amount of Operating Expenses incurred with respect to the Base Year; (iii) any additional rent payable on account of Subtenant’s use of excess heating, ventilation and air conditioning and electricity, but in no event shall Subtenant use more electricity in the Subleased Premises than that which the feeders, risers, panels and other electricity supply equipment serving the Premises are capable of safely supplying; (iv) amounts payable to Landlord or Sublandlord for separately sub-metered utilities and services pursuant to Section 3.4 of the Prime Lease; and (v) any additional rent payable on account of any services provided by Landlord or Sublandlord to Subtenant or otherwise attributable to the use or occupancy of the Premises (collectively, “Additional Rent”). Additional Rent shall be paid within ten (10) days of Tenant’s receipt of Landlord’s invoice therefor.

c.    During the Term, the Subtenant shall pay directly to the provider charges for all separately metered utilities serving the Premises, including gas and electric, and shall pay to Sublandlord as Additional Rent its pro rata share of water, sewer and other services and utilities which shall be prorated to reflect Subtenant’s proportional usage based upon Subtenant’s proportional occupancy of the Building.

d.    “Subtenant’s Proportionate Share” shall mean 10 and 60/100 (10.6%) percent, which is calculated by dividing the square footage of the space (12,995 SF) by the square footage of the total rentable floor area of the Building (122,554 SF).

e.    “Base Year” with respect to Real Estate Taxes shall mean the fiscal year ending June 30, 2022, and with respect to Operating Expenses, shall mean the calendar year of 2021.

4.Extension Option. On the conditions (which conditions Sublandlord may waive in its sole discretion by written notice to Tenant) that both at the time Subtenant exercises the Extension Option (as defined below) or at any time thereafter until the commencement of the corresponding Extension Term (as defined below) (i) there exists no event of default hereunder, (ii) this Sublease is still in full force and effect, and (iii) Sublandlord shall have determined in its sole discretion, and shall have advised Subtenant of such determination within fifteen (15) days of receipt of Subtenant’s Extension Notice (as hereinafter defined), to make the Premises available to Subtenant for lease for the Extension Term, Subtenant may extend the term of the Sublease (the “Extension Option”), upon all the same terms, conditions, covenants and agreements herein contained, for one (1) period of six (6) months (the “Extension Term”) by delivering written notice of its exercise of the Extension Option no later than nine (9) months prior to the expiration of the Term (the “Extension Notice”). The Base Rent for such Extension Term shall be at the prevailing fair market rate for comparable space for a 5-year term in the Mid-Cambridge submarket, as such fair market rate is determined by Sublandlord in its sole but reasonable discretion.

5.Condition of Premises. Sublandlord shall deliver the Premises to Subtenant in it’s “as is, where is” condition provided that the Premises shall be appropriately demised and with all required base building systems, including, but not limited to, HVAC, electrical, life safety and plumbing systems in good working condition and suitable for the permitted use hereunder. Sublandlord shall be responsible for maintaining all base building systems, including, but not limited to, HVAC, electrical, life safety and plumbing systems. Subtenant’s taking possession of the Premises shall be conclusive evidence as against Subtenant that the Premises were in good order and satisfactory condition when Subtenant took possession. No promise of Sublandlord to alter, remodel or improve the Premises and no representation respecting the condition of the Premises or the Building have been made to Subtenant. Additionally, throughout the Term, Subtenant shall have the right to use the existing furniture and IT/AV equipment in the Premises; such existing furniture and IT/AV equipment is listed herein in Exhibit B (the “Existing Furniture and Equipment”); such use is included as part of Base Rent. Subtenant shall have no obligation to remove the Existing Furniture and Equipment at the end of the Term.

6.Use. Subtenant will use and occupy the Premises solely for general office use purposes and any ancillary uses related thereto and for no other purpose except as may be permitted by applicable law.

7.Security Deposit/Letter of Credit. As a material inducement for Sublandlord to enter into this Sublease, Subtenant shall deliver on the date hereof an irrevocable, unconditional standby letter of credit issued by Subtenant’s financial institution for the benefit of Sublandlord in the face amount of Two Hundred Seventy Six Thousand One Hundred Forty Three and 76/100 ($276,143.76) Dollars (the “Letter of Credit”), receipt whereof is hereby acknowledged by Sublandlord. Subtenant shall cause the Letter of Credit to be renewed annually and shall provide to Sublandlord written confirmation of such renewal at least thirty (30) days prior to its expiration. Sublandlord may submit to the issuer of any Letter of Credit hereunder from time to time draws for payment as Sublandlord deems necessary in order to cure or otherwise remedy any Subtenant default. Within ten (10) days after submission of any request for payment by Sublandlord under any Letter of Credit (a “Draw”), Subtenant shall deliver to Sublandlord a written amendment of such Letter of Credit restoring the amount available to be drawn thereunder by Sublandlord to the same level existing immediately prior to the Draw or otherwise as required hereunder.

8.Parking. Commencing on the Rent Commencement Date and continuing through the Term, Subtenant shall be entitled to use and shall pay for 1.5 parking passes per 1,000 square feet (which shall initially be equal to twenty (20) parking passes) in accordance with Section 2.4 of the Prime Lease. For each such parking pass, Subtenant shall pay the higher rate of either (i) $325.00 per month or (ii) the current monthly parking rate charged by Landlord in accordance with Section 2.4 of the Prime Lease.

9.Default Under and/or Termination of the Prime Lease.

a.    If for any reason the term of the Prime Lease is terminated prior to the anticipated expiration date of this Sublease, this Sublease shall thereupon terminate, and Sublandlord shall not be liable to Subtenant by reason thereof for damages or otherwise (except those arising out of Sublandlord’s failure to remit rent to Landlord if rent hereunder is actually received by Sublandlord from Subtenant, Sublandlord’s default hereunder) and Sublandlord shall return to Subtenant rent paid in advance by Subtenant, if any, prorated as of the date of the termination of the Prime Lease.

        b.    If Landlord elects to take over the right, title and interest of Sublandlord in accordance with the Prime Lease, it is understood and agreed that Landlord shall not (i) be liable for any previous act or omission of Sublandlord under this Sublease, (ii) be subject to any offset which theretofore accrued to Subtenant against Sublandlord, and (iii) be bound by any previous modification of this Sublease to which it has not consented, or by any previous prepayment of more than one month’s rent. In such event, Subtenant shall also, promptly upon Landlord’s request, execute and deliver all instruments necessary or appropriate to confirm such attornment and recognition.

        c.    From and after the date of any default by Sublandlord resulting in a termination, reentry or dispossession under the Prime Lease, until the date that this Sublease is terminated in accordance with this Section 7, Subtenant shall pay all Base Annual Rent, Additional Rent and any other sums due by Subtenant under the Sublease directly to Landlord and Subtenant shall continue to perform all of its obligations hereunder.

10.Notice of Default. Sublandlord hereby agrees to provide to Subtenant, within ten (10) business days after receipt thereof, a copy of any notice of default under the Prime Lease which Sublandlord receives from Landlord. Subtenant shall have the option of curing any monetary default which is not being contested by Sublandlord by forwarding to Sublandlord sufficient funds to cure such default. Sublandlord hereby agrees to immediately remit such sums to Landlord.

11.Subordination to and Incorporation of Terms of Prime Lease.

        a.    This Sublease is in all respects subject and subordinate to any mortgage, deed, deed of trust, ground lease or other instrument now or hereafter encumbering the Building or the land on which it is located, to the terms and conditions of the Prime Lease and to the matters to which the Prime Lease, including any amendments thereto, is or shall be subordinate. The terms, provisions, covenants, stipulations, conditions, rights, obligations, remedies and agreements of the Prime Lease are incorporated into this Sublease by reference and made a part hereof as if herein set forth at length, and shall, as between Sublandlord and Subtenant (as if they were the landlord and the tenant, respectively, under the Prime Lease and as if the Premises were the Premises demised under the Prime Lease), constitute the terms of this Sublease, except to the extent that they do not relate to the Premises or are inapplicable to, or modified or eliminated by, the terms of this Sublease. Sublandlord and Subtenant each agree to observe and be bound by each and every covenant, condition and provision of the Prime Lease insofar as any such covenant, condition or provision affects the Premises or Subtenant's use thereof. Subtenant acknowledges that it has reviewed and is familiar with the Prime Lease. In confirmation of the subordination provided for in this paragraph, Subtenant shall, within ten (10) days after Sublandlord's reasonable request, execute any requested or appropriate certificate or other document.

        b.    To the extent that Sublandlord is entitled under the Prime Lease to any abatement of rent as a result of damage or casualty to the Premises, then Subtenant shall have the right to an abatement of rent hereunder in an amount equal to the total rent required hereunder multiplied by a fraction equal to the number of square feet in the Premises rendered unusable divided by the number of square feet in the Premises rendered unusable.

        c.     Subtenant hereby assumes and agrees to perform faithfully and be bound by, with respect to the Premises, all of Sublandlord’s obligations, covenants, agreements and liabilities under the Prime Lease and all terms, conditions, provisions and restrictions contained in the Prime Lease except the following provisions of the Prime Lease:

(i)Section 2.6 – Extension Option;
(ii)Section 2.7 – One-Time Right of First Offer;
(iii)Section 3.1 – Annual Fixed Rent;
(iv)Section 3.7 – Net Lease; and
(v)Exhibit E – Work Letter.
The reference in this Sublease to any particular section or article of the Prime Lease shall not in any way be deemed or construed to derogate from the general incorporation by reference of the entire Prime Lease (except as aforesaid) into this Sublease.
        d.    Subtenant shall not do anything which could result in a default under the Prime Lease or permit the Prime Lease to be cancelled or terminated.

        e.    It is expressly understood and agreed that Sublandlord does not assume and shall not have any of the obligations or liabilities of Landlord under the Prime Lease and that Sublandlord is not making the representations or warranties, if any, made by Landlord in the Prime Lease. With respect to work, services, repairs and restoration or the performance of other obligations required of Landlord under the Prime Lease, Sublandlord’s sole obligation with respect thereto shall be to request the same, upon written request from Subtenant, and to use reasonable efforts to obtain the same from Landlord, which efforts shall not require initiating any litigation. Sublandlord shall not be liable in damages, nor shall rent abate hereunder, for or on account of any failure by Landlord to perform the obligations and duties imposed on it under the Prime Lease.

        f.    Whenever Subtenant desires to do any act or thing that requires the consent or approval of the Landlord pursuant to the Prime Lease, (i) Subtenant shall not do such act or thing without first having obtained the consent or approval of both Landlord and Sublandlord (and Sublandlord’s right to withhold consent or approval shall be independent of Landlord’s right), and (ii) in no event shall Sublandlord be required to give its consent or approval prior to Landlord doing so, unless required by Landlord.

12.Signage. Sublandlord, at its sole cost and expense, shall request that Landlord provide to Subtenant Building standard signage on all tenant directories at the Building as well as at the entrance to the Premises. All signage to be installed at the Premises shall be subject to the approval of Landlord and subject to the terms of the Prime Lease.

13.Building Rules and Regulations. Subtenant shall comply with all rules and regulations of the Building.

14.Alterations. Notwithstanding anything to the contrary contained in the Prime Lease, Subtenant shall not make any improvements, alterations or changes to the Premises whatsoever, including without limitation, structural or non-structural changes, without the prior written consent of Sublandlord and Landlord and in accordance with the terms of the Prime Lease. Subtenant will not suffer or permit to attach nor will it do any act or make any contract that may create the foundation of any mechanic’s or other lien for work, labor, services or materials, or otherwise, and whenever any such lien shall be filed or shall attach Subtenant will, within ten (10) days thereafter, secure a cancellation thereof by paying the same or in such other manner prescribed by law.

15.Insurance. Subtenant shall maintain insurance of the kinds and in the amounts required to be maintained by Sublandlord under the Prime Lease and in accordance with all other requirements therein. All policies of liability insurance shall name as additional insureds the Landlord and Sublandlord and their respective officers, directors or partners, as the case may be, and the respective agents and employees of each of them. Subtenant shall deliver certificates evidencing such insurance with delivery of the first month’s rent. Before taking occupancy of the Premises, Subtenant shall provide Sublandlord with proof of such insurance.

16.Assignment and Further Sublease. Provided that both on the date on which Subtenant notifies Sublandlord of its desire to enter into an assignment and on the date on which such assignment is to take effect, Subtenant is not in default of any of its obligations hereunder, during the term of the Sublease, Subtenant shall have the right to sub-sublease all or portion of the Premises subject to (i) Sublandlord written consent, which shall not be unreasonably withheld or delayed, (ii) Landlord’s written consent, which shall be subject to and in accordance with the Prime Lease (including the right to terminate the Lease, and, accordingly the Sublease) and (iii) payment of any fee which is required by the Landlord. Subtenant will remain liable for all obligations under the Sublease. Assignment rights shall be pursuant the Prime Lease. Subtenant shall provide such financial and other information regarding the proposed assignee as requested by Sublandlord and/or Landlord. In the event that Sublandlord and Landlord consent to any assignment or sublease of the Premises, as a condition of such consent, Subtenant shall pay to Sublandlord fifty percent (50%) of any rent, sum or other consideration to be paid or given in connection with any assignment or sublet (after first deducting Subtenant’s reasonable actual costs to sub-sublet the Premises), either initially or over time, in excess of Base Rent and Additional Rent hereunder, as if such amount were originally called for by the terms of this Sublease as Additional Rent. Subtenant shall furnish Sublandlord with a sworn statement, certified by an independent certified public accountant, setting forth in detail the computation of any such excess rent (which computation shall be based upon generally accepted accounting principles, including an amortization of Subtenant’s actual costs in such assignment or sublease (e.g., the cost of commissions, improvement allowance and any other reasonable actual out-of-pocket transaction cost)), and Sublandlord, or its representatives, shall have access to the books, records and papers of Subtenant in relation thereto, and to make copies thereof.

17.Access. Subtenant shall be afforded access to the Premises 24 hours a day, 7 days a week, and 365 days a year, and on all dates and at all times permitted by applicable government rules and regulations, and in accordance with the terms of the Prime Lease, excluding emergency events, which may cause the Building to limit access to tenants.

18.Surrender. Upon expiration of the Term or other termination of this Sublease, Subtenant shall quit and surrender to Sublandlord the Premises and remove all of its furniture, furnishings, personal property and equipment in order to leave the Premises, broom clean and in as good order, repair and condition as they were on the date the Term of this Sublease commenced, ordinary wear and tear excepted. The obligations of Subtenant to perform this covenant shall survive the expiration or other termination of this Sublease.

19.Default; Remedies.

        a.    Sublandlord reserves the right to terminate this Sublease and Subtenant’s occupancy of the Premises in the event that (i) Subtenant fails to make any Base Rent payment, Additional Rent or any other monetary amount due under this Sublease within five (5) business days of its due date, or (ii) Subtenant fails to observe and perform any of its obligations under this Sublease within ten business (10) days after written notice thereof from Sublandlord, except to the extent such default cannot be cured within said ten business (10) day period, in which event Subtenant shall have such additional time as may be necessary to cure such default so long as Subtenant has commenced cure within such ten business (10) day period and is diligently and continuously pursuing the remedies necessary to cure such default within thirty (30) days after notice thereof. The acceptance of any late payments of Base Rent shall not be deemed a waiver of Sublandlord’s rights under this section. In the event it becomes necessary for Sublandlord to enforce its rights against Subtenant by legal action Subtenant shall pay all of Sublandlord’s reasonable legal costs and expenses in connection therewith including reasonable legal fees provided that Sublandlord is the prevailing party in such action.

        b.    In case of any such termination, Subtenant shall pay to and indemnify Sublandlord each month against all loss of rent and all costs, expenses, or obligations which Sublandlord may incur by reason of any such termination between the time of termination and the end of the Term, or, at such election of Sublandlord, exercised at the time of the termination or at any time thereafter, Subtenant shall pay to Sublandlord as damages, in a lump sum, the then present value of the aggregate amount of rent and other payments provided herein to be paid by Subtenant to Sublandlord through the time when the Term of this Sublease would have expired but for the default by Subtenant. It is understood and agreed that at the time of the termination or at any time thereafter that Subtenant shall be liable for any expenses incurred by Sublandlord in connection with obtaining possession of the Premises, with removing from the Premises property of Subtenant and persons claiming under Subtenant (including warehouse charges), with putting the Premises into condition for delivery to Landlord or reletting and with any reletting, including without limitation, attorneys’ fees and brokers’ fees, and that any monies collected from any reletting shall be applied first to the foregoing expenses and then to the payment of rent and all other payments due from Subtenant to Sublandlord.

20.Indemnification. Subtenant shall indemnify and hold harmless Sublandlord from and against any and all losses, claims, damages, liabilities, actions, costs and expenses (including reasonable attorneys’ fees) incurred by Sublandlord arising out of or related to this Sublease or Subtenant’s use and occupancy of the Premises, unless caused by the intentional acts or gross negligence of Sublandlord. This indemnification shall survive termination of this Sublease.

21.Notices. Any notice required or permitted to be given hereunder shall be in writing and may be given by certified mail, return receipt requested, personal delivery, Federal Express or other delivery service. If notice is given by certified mail, return receipt requested, notice shall be deemed given three (3) days after the notice is deposited with the U.S. Mail, postage prepaid, addressed to Subtenant or to Sublandlord at the address set forth below. If notice is given by personal delivery, Federal Express or other delivery service, notice shall be deemed given on the date the notice is actually received by Sublandlord or Subtenant. Either party may by notice to the other specify a different address for notice purposes.

    If to Sublandlord:    Agios Pharmaceuticals, Inc.
        88 Sidney Street
        Cambridge, MA 02139

    With a copy to:    Eckert, Seamans, Cherin & Mellott, LLC
        Two International Place, 16th Floor
        Boston, MA 02110
        Attention: Stuart A. Offner, Esq.

    If to Subtenant:    Prime Medicine, Inc.
        21 Erie Street
        Cambridge, MA 02139
        Attn: Keith Gottesdiener

If Sublandlord receives any notice from Landlord which affects Subtenant or the Premises, Sublandlord shall provide Subtenant with a copy thereof.

22.Hold Over. If Subtenant holds over after the expiration of the Term or earlier termination thereof, such tenancy shall be a tenancy at sufferance, and shall not constitute a renewal hereof or an extension for any further term, and in such case Base Rent shall be payable at a monthly rate equal to (a) 150% of Base Rent and Additional Rent applicable during the last rental period of the Term for any holding over during the first ninety (90) days following expiration of the Term or earlier termination thereof, and (b) 175% of Base Rent and Additional Rent applicable during the last rental period of the Term for any holding over subsequent to the holding over period of subsection 22(a). Such tenancy shall be subject to every other applicable term, covenant and agreement contained herein. For purposes of this paragraph holding over shall include (i) Subtenant’s remaining in the Premises after the expiration or earlier termination of the Term, and/or (ii) failing to deliver the Premises in the condition required in this Sublease or the Prime Lease. Nothing contained in this paragraph shall be construed as consent by Sublandlord to any holding over by Subtenant, and Sublandlord expressly reserves the right to require Subtenant to surrender possession of the Premises to Landlord as provided in the Sublease and Prime Lease upon the expiration or other termination of this Sublease. If Subtenant holds over without Sublandlord’s express written consent, and tenders payment of rent for any period beyond the expiration of the Term by way of check (whether directly to Sublandlord, its agents, or to a lock box) or wire transfer, Subtenant acknowledges and agrees that the cashing of such check or acceptance of such wire shall be considered inadvertent and not be construed as creating a month-to-month tenancy. The provisions of this paragraph shall not be deemed to limit or constitute a waiver of any other rights or remedies of Sublandlord provided herein or at law. If Subtenant fails to surrender the Premises upon the termination or expiration of this Sublease, in addition to any other liabilities to Sublandlord accruing therefrom, Subtenant shall protect, defend, indemnify and hold Sublandlord harmless from all loss, costs (including reasonable attorneys' fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by Landlord or any succeeding tenant founded upon such failure to surrender and any lost profits to Sublandlord resulting therefrom.
23.Brokerage Commissions. Each party hereby represents and warrants to the other that it has had no dealings with any real estate broker or agent in connection with this Sublease, excepting only CBRE, which shall be paid in accordance with an existing agreement with Sublandlord, and that it knows of no other real estate broker or agent who is or might be entitled to a commission in connection with this Sublease. Each party agrees to protect, defend, indemnify and hold the other harmless from and against any and all claims inconsistent with the foregoing representations and warranties for any brokerage, finder’s or similar fee or commission in connection with this Sublease, if such claims are based on or relate to any act of the indemnifying party which is contrary to the foregoing representations and warranties.

24.Waiver of Jury Trial. THE PARTIES HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING INVOLVING THE PREMISES, BUILDING OR ARISING OUT OF THIS SUBLEASE OR THE PRIME LEASE.

25.Modification. This Sublease may only be modified by written agreement signed by Sublandlord and Subtenant.

26.Counterparts. This Sublease may be executed in counterparts, each of which shall be an original and all of which, when assembled, shall constitute but one document.

27.Governing Law. The terms and provisions of this Sublease shall be governed by the laws of the Commonwealth of Massachusetts.

28.Consent. It is expressly understood and agreed that this Sublease, and the parties’ rights and obligations hereunder, are contingent upon the Landlord’s written consent of this Sublease. If Landlord’s consent shall not have been obtained within thirty (30) days after the date of this Sublease, Sublandlord and Subtenant shall each have the right to terminate this Sublease by providing the other with its written election to do so before (but not after) Landlord’s consent is obtained (the “Termination Notice”). In the event of such a termination, neither party shall have any further rights or obligations hereunder.

[SIGNATURES APPEAR ON FOLLOWING PAGE.]

    IN WITNESS WHEREOF, the Sublandlord and Subtenant have each executed this Sublease effective as of the date first above written.

SUBLANDLORD:

Agios Pharmaceuticals, Inc.,
a Delaware corporation

By:    /s/ Jonathan Biller
Name: Jonathan Biller
Title: CFO, Head of Legal and Corporate Affairs

SUBTENANT:

Prime Medicine, Inc.,
a Delaware corporation

By:    /s/ Keith Gottesdiener
Name:    Keith Gottesdiener
Title:    Chief Executive Office

Landlord hereby consents to this Sublease:

LANDLORD:

Thirty-Eight Sidney Street Limited LLC,
a Delaware limited liability company

By:
Name:
Title:

Exhibit “A”

Prime Lease

Exhibit “B”

Existing Furniture and Equipment